Exhibit 16.1

•	Ernst & Young LLP	•	Phone: (864) 242-5740
	Two Liberty Square		www.ey.com
Suite 800
P.O. Box 10647
Greenville, South Carolina 29603

October 7, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated October 7, 2005 of Polymer Group, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Greenville, South Carolina

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